Exhibit 23.6

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2007, relating to our audit of the consolidated financial statements of Laser Midstream Energy, LP and Subsidiaries for the period from April 14, 2005 (inception) to December 31, 2005 and for the year ended December 31, 2006, which appears in the Current Report on Form 8-K/A of Eagle Rock Energy Partners, L.P.

/s/ Hein & Associates LLP

Houston, Texas
May 21, 2008